Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investor Relations: Dennis D’Andrea (212) 572-4384 Media Relations: Alexandra Trower (212) 572-4430

THE ESTÉE LAUDER COMPANIES REPORTS

FISCAL 2017 SECOND QUARTER RESULTS

– REPORTED NET SALES ROSE 3%, INCREASED 5% IN CONSTANT CURRENCY –

– REPORTED EPS $1.15, ADJUSTED EPS $1.22 –

New York, NY, February 2, 2017 - The Estée Lauder Companies Inc. (NYSE: EL) today reported net sales of $3.21 billion for its second quarter ended December 31, 2016, a 3% increase compared with $3.12 billion in the prior-year quarter.  Net earnings were $428 million, compared with $447 million last year.  Diluted net earnings per common share were $1.15, including the effect of restructuring and other charges, compared with $1.19 reported in the prior year.

Excluding the impact of foreign currency translation, net sales increased 5%.  For the quarter, the negative impact of foreign currency translation on diluted net earnings per common share was $.06.  Adjusting for restructuring and other charges, diluted net earnings per common share for the three months ended December 31, 2016 were $1.22, and in constant currency rose 5% to $1.28.

Incremental sales from the Company’s recent acquisitions of By Kilian, BECCA and Too Faced contributed approximately 90 basis points to sales growth, of which less than half is attributable to Too Faced.

During the fiscal 2017 second quarter, the Company recorded restructuring and other charges of $41 million ($26 million after tax), equal to $.07 per diluted share, in connection with its previously announced Leading Beauty Forward initiative.  During the fiscal 2016 second quarter, the Company recorded charges of $19 million ($12 million after tax), equal to $.03 per share, in connection with its initiative to transform its global technology infrastructure.  See table on page 11.

Fabrizio Freda, President and Chief Executive Officer, said, “Our second quarter sales growth accelerated as planned, reflecting the benefits of our portfolio diversity by brand, channel, product category and country.  Our small, mid-sized and luxury brands continued to lead growth, contributing strong sales increases, and recent acquisitions added incremental sales.  Additionally, among our large brands, Estée Lauder and M•A•C each grew in constant currency.  We achieved strong double-digit growth in our most profitable channels including travel retail, online and specialty-multi.  Sales growth accelerated in most product categories and every geographic region in constant currency.  We have strategically invested in these growth engines to produce strong results, as well as position us for continued future success.  For the quarter, our profits were higher than expected, reflecting our ability to leverage sales growth and manage expenses.

“During the quarter, we completed the acquisitions of BECCA and Too Faced.  We are excited by the opportunities these fast-growing brands bring to our Company. Both brands complement our makeup portfolio, which is the fastest-growing category in prestige beauty, and strengthen our position in the specialty-multi retail channel globally.  We have ample room to expand their consumer reach.

“We expect sales and profit growth to further accelerate in the second half of our fiscal year, due largely to strong product innovation, increased consumer coverage and improving trends in certain brands and markets.  We plan to make targeted investments throughout the balance of the fiscal year to support and grow our brands.  With our plans in place, we expect 2017 fiscal year constant currency sales growth of 6% to 7%, which includes approximately 1% of incremental sales attributable to the recent acquisition of Too Faced.  We now expect constant currency earnings per share growth of 8% to 9%, before charges, which reflects $.04 of dilution related to Too Faced.”

Information about GAAP and non-GAAP financial measures, including reconciliation information, is included in this release.

	Three Months Ended December 31, 2016						Three Months Ended December 31
Reconciliation between GAAP and non-GAAP	Net Sales Growth			Diluted EPS Growth			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2016		2015
Results including restructuring and other charges	3	%(1)	5%	(3	)%(1)	2%	$1.15	(1)	$1.19	(1)
Non-GAAP
Restructuring and other charges	—		—	3	%(1)	3%	.07	(1)	.03	(1)
Results excluding charges	3%		5%	0%		5%	1.22		$1.22
Impact of foreign currency on earnings per share							.06
Constant currency earnings per share							$1.28

(1) Represents GAAP.

Results by Product Category

	Three Months Ended December 31
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2016	2015	Reported Basis	Constant Currency	2016	2015	Reported Basis
Skin Care	$1,248	$1,232	1%	3%	$351	$309	14%
Makeup	1,306	1,251	4	7	221	261	(15)
Fragrance	497	470	6	11	69	54	28
Hair Care	137	149	(8)	(7)	13	20	(35)
Other	20	22	(9)	0	4	5	(20)
Subtotal	3,208	3,124	3	5	658	649	1
Returns and charges associated with restructuring and other activities	—	—			(41)	(19)
Total	$3,208	$3,124	3%	5%	$617	$630	(2)%

Net sales and operating income in the Company’s product categories were unfavorably impacted by the strength of the U.S. dollar in relation to most currencies.  Total operating income in constant currency, before charges, increased 6%.

Skin Care

•                  Net sales increased, with strong double-digit gains in every region from La Mer, driven by the success of new and existing products, as well as expanded targeted consumer reach.

•                  The Estée Lauder brand delivered solid sales growth from recent product launches of Advanced Night Repair Intensive Recovery Ampoules and Revitalizing Supreme+, and double-digit growth in travel retail.  Strong double-digit sales growth from GLAMGLOW reflected expanded product assortments and consumer reach.

•                  Offsetting these increases were lower skin care sales from Clinique and Origins.  The decline at Clinique reflected the overall global slowdown in the category and lower sales in certain countries within the Asia/Pacific region, particularly Hong Kong, as well as a difficult comparison with greater launch activity in the prior-year period.

•                  Operating income increased, primarily from La Mer and Estée Lauder, reflecting higher sales. Estée Lauder also benefitted from a favorable comparison to the higher level of prior-year period support spending behind launches.

Makeup

•                  Makeup sales increased, primarily driven by double-digit increases from Tom Ford in every region, strong growth from Estée Lauder and La Mer, solid gains from Smashbox, and incremental sales from the Company’s fiscal 2017 second quarter acquisitions of BECCA and Too Faced.

•                  The increased sales in Tom Ford were driven primarily by its lip color franchises including new product offerings such as The Soleil Color Collection.  At Estée Lauder, higher sales were fueled by the Double Wear and Pure Color Envy product lines.  La Mer’s sales increase reflected the recent launch of the Skin Color Collection.  Sales gains at Smashbox reflect the strength of the makeup category in specialty-multi.

•                  The overall increase in makeup also resulted from new product offerings, as well as the broadening of the brands’ presence in a number of channels, including travel retail and specialty-multi brand retailers, to reach new consumers.

•                  These increases were partially offset by lower sales, primarily from Clinique and M•A•C.  The lower sales in Clinique reflect the timing of a gift-with-purchase program.  Sales of M•A•C increased in constant currency but declined on a reported basis due to the negative impact of foreign currency translation.   M•A•C’s sales were impacted by slow foot traffic in U.S. mid-tier department stores and certain tourist-driven M•A•C freestanding stores, partially offset by higher sales internationally.

•                  Makeup operating income decreased, primarily reflecting the lower sales at M•A•C and Clinique, as well as transaction costs related to the Company’s fiscal 2017 acquisitions.

Fragrance

•                  Net sales increased, primarily due to strong double-digit gains from luxury brands Jo Malone London, Tom Ford, Le Labo and Frédéric Malle, and incremental sales from By Kilian.

•                  Higher net sales from Jo Malone reflected the recent launch of Basil & Neroli and strong growth from existing fragrances and brand expansion.

•                  Increased sales from Tom Ford reflect, in part, the continued success and growth of existing fragrances, as well as new product launches.

•                  Partially offsetting these increases were lower sales of certain Estée Lauder and designer fragrances.

•                  Fragrance operating income increased, primarily due to higher sales from Jo Malone, as well as a favorable comparison to the higher level of prior-year period support spending behind new and existing launches of certain designer fragrances.

Hair Care

•                  Hair care net sales decreased, primarily due to a difficult comparison with several Aveda product launches in the prior year.  Aveda plans to launch hair care initiatives later this fiscal year.

•                  Hair care operating income decreased, reflecting the lower net sales.

Results by Geographic Region

	Three Months Ended December 31
(Unaudited; Dollars in millions)	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2016	2015	Reported Basis	Constant Currency	2016	2015	Reported Basis
The Americas	$1,242	$1,227	1%	1%	$86	$108	(20)%
Europe, the Middle East & Africa	1,307	1,268	3	9	412	387	6
Asia/Pacific	659	629	5	5	160	154	4
Subtotal	3,208	3,124	3	5	658	649	1
Returns and charges associated with restructuring and other activities	—	—			(41)	(19)
Total	$3,208	$3,124	3%	5%	$617	$630	(2)%

Net sales and operating income in most of the Company’s geographic regions were unfavorably impacted by the strength of the U.S. dollar in relation to most currencies.

The Americas

•                  In North America, most of the Company’s brands generated sales growth, led by double-digit gains from Tom Ford, La Mer and Smashbox and strong growth from Jo Malone.  The Estée Lauder brand grew low-single digits.

•                  Sales in the region benefitted from incremental sales from the recent acquisitions of By Kilian, BECCA and Too Faced, while strong double-digit sales growth was generated from other acquisitions made during the past two years.

•                  Sales in the Company’s online and specialty-multi channels grew strong double-digits.

•                  The growth in these areas was more than offset by sales decreases primarily attributable to the decline in retail traffic in U.S. mid-tier department stores, which principally affected Clinique and M•A•C.  A decrease in tourism also adversely affected sales in certain U.S. M•A•C freestanding stores.

•                  In addition, sales in the United States faced a difficult comparison to the prior-year quarter when Estée Lauder and Clinique launched major skin care and makeup products.  Lower sales in Clinique reflected the earlier timing of a gift-with-purchase program.

•                  Sales in Canada were flat for the quarter, and in Latin America increased high-single digits.

•                 Operating income in the Americas decreased, primarily reflecting the lower sales at M•A•C, as well as transaction costs related to the Company’s fiscal 2017 acquisitions.

Europe, the Middle East & Africa

•                  As reported, most markets recorded net sales growth, with many posting double-digit increases, led by Russia, India, Italy, France, Central Europe and the Balkans, and strong growth in Germany.

•                  Foreign currency translation reduced reported sales by 6%, with the largest impact from the deterioration of the pound sterling.

•                  In constant currency, sales growth in the region was strong, with virtually all countries generating sales gains.  Many emerging markets posted double-digit sales growth, as did several developed countries.

•                  In travel retail, strong double-digit sales growth was generated on new launch initiatives, global airline passenger traffic growth and new consumer coverage.  Tom Ford, Jo Malone, La Mer, M•A•C and Aveda contributed sharply to the sales gains.

•                  In constant currency, lower sales were posted primarily in the Middle East driven by retailer inventory rebalancing, reflecting the impact of the macro-environment on consumer purchases.

•                  Operating income increased, led by strong double-digit operating results in travel retail and France.  Lower operating results were recorded primarily in the Middle East and Nordic.

Asia/Pacific

•                  On a reported basis, net sales increased, led by double-digit growth in Japan and the Philippines.

•                  Sales in constant currency increased in most countries, including double-digit growth in China and the Philippines.  The higher sales in China reflected strong double-digit sales gains in most brands and in the online and freestanding store channels.  Strong constant currency sales gains were recorded in Korea.

•                  Sales in Hong Kong declined, reflecting continued challenges from fewer Chinese tourists, particularly for the Estée Lauder, Clinique and La Mer brands.

•                  In Asia/Pacific, operating income increased, primarily due to higher results in China, Japan and Korea.

Six-Month Results

•                  For the six months ended December 31, 2016, the Company reported net sales of $6.07 billion, a 2% increase compared with $5.96 billion in the comparable prior-year period.  Net earnings were $722 million, compared with $756 million in the same period last year.  Diluted net earnings per common share were $1.94, including the effect of restructuring and other charges, compared with $2.00 reported in the prior-year period.

•                  Excluding the impact of foreign currency translation, net sales increased 4%.  For the six months ended December 31, 2016, the negative impact of foreign currency translation on diluted net earnings per common share was $.08.  Adjusting for the restructuring and other charges, diluted net earnings per common share for the six months ended December 31, 2016 were $2.06, and in constant currency rose 5% to $2.14.

•                  During the six-months ended December 31, 2016, the Company recorded restructuring and other charges of $72 million ($46 million after tax), equal to $.12 per diluted share, in connection with its previously announced Leading Beauty Forward initiative.

•                  The prior-period six-month results include charges of $19 million ($12 million after tax), equal to $.03 per share in connection with the Company’s initiative to transform its global technology infrastructure.

Cash Flows from Operating Activities

•                  For the six months ended December 31, 2016, net cash flows provided by operating activities were $824 million, compared with $962 million in the prior year.

•                  The change primarily resulted from lower net earnings this year and unfavorable changes in certain working capital components and other accrued liabilities.

Outlook for Fiscal 2017 Third Quarter and Full Year

Global prestige beauty remains a vibrant industry estimated to grow approximately 4% to 5%.  Social and political issues, terrorism, currency volatility and economic challenges are affecting consumer behavior in certain countries, such as Hong Kong and some emerging markets. We are also cautious of the decline in retail traffic, primarily related to mid-tier department stores, as well as certain tourist-driven doors in the United States. The Company’s annual growth has consistently outpaced global prestige beauty and, despite these global issues, is expected to continue to grow at least one percentage point ahead of the industry for the fiscal year, which is a strategic goal.

The Company expects sales growth to progressively accelerate in its fiscal third and fourth quarters from strong innovation programs, greater outreach to target consumers for our fast-growing brands in winning channels, regular price increases and organic growth, easier comparisons in certain markets, and incremental sales from recent acquisitions.

Full Year Fiscal 2017

•                  Net sales are forecasted to increase between 4% and 5% versus the prior-year period.

•                  Foreign currency translation is expected to negatively impact sales by approximately 2% versus the prior-year period.

•                  Net sales are forecasted to grow between 6% and 7% in constant currency.

•                  The Company’s recent acquisitions of By Kilian, BECCA and Too Faced are forecasted to contribute approximately 180 basis points to the Company’s overall sales growth.  These acquisitions are estimated to dilute earnings per share by approximately $.07.  More than half of this sales impact and earnings per share dilution is attributable to Too Faced.

•                  Reported diluted net earnings per share are projected to be between $3.07 and $3.14.

•                  The Company expects to take charges associated with previously approved restructuring and other activities in fiscal 2017 of approximately $110 million to $130 million, equal to $.19 to $.22 per diluted common share.

•                  Diluted net earnings per share before charges associated with restructuring and other activities are projected to be between $3.29 and $3.33.

•                  The negative currency impact on the sales growth equates to about $.16 of earnings per share.  On a constant currency basis, before charges associated with restructuring and other activities, diluted earnings per share are expected to increase between 8% and 9%.

Third Quarter Fiscal 2017

•                  Net sales are forecasted to increase between 5% and 6% versus the prior-year period.

•                  Foreign currency translation is expected to negatively impact sales by approximately 2% versus the prior-year period.

•                  Net sales are forecasted to grow between 7% and 8% in constant currency.

•                  The Company’s recent acquisitions of By Kilian, BECCA and Too Faced are forecasted to contribute approximately 350 to 400 basis points to the Company’s overall sales growth in its fiscal 2017 third quarter.  Acquisitions are estimated to dilute earnings per share by approximately $.03.

•                  Reported diluted net earnings per share are projected to be between $.60 and $.67.

•                  The Company expects to take charges associated with previously approved restructuring and other activities in its fiscal 2017 third quarter of approximately $20 million to $30 million, equal to $.03 to $.05 per diluted common share.

•                  Diluted net earnings per share before charges associated with restructuring and other activities are projected to be between $.65 and $.70.

•                  The negative currency impact on the sales growth equates to about $.03 of earnings per share.

Reconciliation between GAAP and	Three Months Ending March 31, 2017 (F)						Three Months March 31
non-GAAP	Net Sales Growth			Diluted EPS Growth			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2017 (F)		2016
Forecast / actual results including charges	5-6	%(1)	7-8%	(15)-(5)	%(1)	(11)-(1)%	$.60 - $.67	(1)	$.71	(1)
Non-GAAP
Restructuring and other charges	—		—	4-1	%(1)	4-1%	.03 -.05	(1)	.02	(1)
Forecast / actual results excluding charges	5-6%		7-8%	(11)-(4)%		(7)-0%	$.65 - $.70		$.73
Impact of foreign currency on earnings per share							.03
Forecasted constant currency earnings per share							$.68 - $.73

Reconciliation between GAAP and	Year Ending June 30, 2017 (F)						Twelve Months June 30
non-GAAP	Net Sales Growth			Diluted EPS Growth			Diluted Earnings Per Share
(Unaudited)	Reported Basis		Constant Currency	Reported Basis		Constant Currency	2017 (F)		2016
Forecast / actual results including charges	4-5	%(1)	6-7%	4-6	%(1)	9-11%	$3.07 - $3.14	(1)	$2.96	(1)
Non-GAAP
Restructuring and other charges	—		—	(1)-(2	)%(1)	(1)-(2)%	.19 -.22	(1)	.24	(1)
Forecast / actual results excluding charges	4-5%		6-7%	3-4%		8-9%	$3.29 - $3.33		$3.20
Impact of foreign currency on earnings per share							.16
Forecasted constant currency earnings per share							$3.45 - $3.49

(1) Represents GAAP.

(F) Represents forecast

Conference Call

The Estée Lauder Companies will host a conference call at 9:30 a.m. (ET) today, February 2, 2017 to discuss its results.  The dial-in number for the call is 888-294-4716 in the U.S. or 706-902-0101 internationally (conference ID number: 56814785).  The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations.

Cautionary Note Regarding Forward-Looking Statements

The forward-looking statements in this press release, including those containing words like “expect,” “plans,” “may,” “could,” “anticipate,” “estimate,” “projected,” “forecasted,” those in Mr. Freda’s remarks and those in the “Outlook for Fiscal 2017 Third Quarter and Full Year” section involve risks and uncertainties.  Factors that could cause actual results to differ materially from those forward-looking statements include the following:

(1)               increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;

(2)               the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;

(3)               consolidations, restructurings, bankruptcies and reorganizations in the retail industry, and other factors causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and our inability to collect receivables;

(4)               destocking and tighter working capital management by retailers;

(5)               the success, or changes in timing or scope, of new product launches and the success, or changes in the timing or the scope, of advertising, sampling and merchandising programs;

(6)               shifts in the preferences of consumers as to where and how they shop for the types of products and services the Company sells;

(7)               social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;

(8)               changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;

(9)               foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;

(10)        changes in global or local conditions, including those due to the volatility in the global credit and equity markets, natural or man-made disasters, real or perceived epidemics, or energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on its funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;

(11)        shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture nearly all of the Company’s supply of a particular type of product (i.e., focus factories) or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives or by restructurings;

(12)        real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;

(13)        changes in product mix to products which are less profitable;

(14)        the Company’s ability to acquire, develop or implement new information and distribution technologies and initiatives on a timely basis and within the Company’s cost estimates and the Company’s ability to maintain continuous operations of such systems and the security of data and other information that may be stored in such systems or other systems or media;

(15)        the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)        consequences attributable to local or international conflicts around the world, as well as from any terrorist attack, retaliation or similar threats;

(17)        the timing and impact of acquisitions, investments and divestitures; and

(18)        additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2016.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers and marketers of quality skin care, makeup, fragrance and hair care products. The Company’s products are sold in over 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Prescriptives, Lab Series, Origins, Tommy Hilfiger, M•A•C, Kiton, La Mer, Bobbi Brown, Donna Karan New York, DKNY, Aveda, Jo Malone London, Bumble and bumble, Michael Kors, Darphin, Tom Ford, Smashbox, Ermenegildo Zegna, AERIN, Tory Burch, RODIN olio lusso, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, By Kilian, BECCA and Too Faced.

An electronic version of this release can be found at the Company’s website, www.elcompanies.com.

ELC-F

ELC-E

THE ESTÉE LAUDER COMPANIES INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended December 31		Percent	Six Months Ended December 31		Percent
	2016	2015	Change	2016	2015	Change

Net Sales (A)	$3,208	$3,124	3%	$6,073	$5,959	2%
Cost of sales (A)	637	589		1,233	1,166
Gross Profit	2,571	2,535	1%	4,840	4,793	1%

Gross Margin	80.1%	81.2%		79.7%	80.4%

Operating expenses:
Selling, general and administrative	1,917	1,886		3,742	3,691
Restructuring and other charges (A)	37	19		63	19
	1,954	1,905	3%	3,805	3,710	3%

Operating Expense Margin	60.9%	61.0%		62.7%	62.2%

Operating Income	617	630	(2)%	1,035	1,083	(4)%

Operating Income Margin	19.2%	20.2%		17.0%	18.2%

Interest expense	22	17		43	34
Interest income and investment income, net	5	3		11	6
Earnings before Income Taxes	600	616	(3)%	1,003	1,055	(5)%

Provision for income taxes	170	167		277	295
Net Earnings	430	449	(4)%	726	760	(4)%

Net earnings attributable to noncontrolling interests	(2)	(2)		(4)	(4)
Net Earnings Attributable to The Estée Lauder Companies Inc.	$428	$447	(4)%	$722	$756	(4)%

Net earnings attributable to The Estée Lauder Companies Inc. per common share:
Basic	$1.17	$1.21	(3)%	$1.97	$2.04	(3)%
Diluted	1.15	1.19	(3)%	1.94	2.00	(3)%

Weighted average common shares outstanding:
Basic	366.9	369.6		366.7	371.1
Diluted	372.6	376.0		372.9	377.5

(A) In May 2016, the Company announced a multi-year initiative (Leading Beauty Forward) to build on its strengths and better leverage its cost structure to free resources for investment to continue its growth momentum.  Leading Beauty Forward is designed to enhance the Company’s go-to-market capabilities, reinforce its leadership in global prestige beauty and continue creating sustainable value.  During the fiscal 2017 second quarter, the Company continued to approve specific initiatives under Leading Beauty Forward. The Company plans to approve additional initiatives through fiscal 2019 and expects to complete those initiatives through fiscal 2021.  The Company expects Leading Beauty Forward will result in related restructuring and other charges totaling between $600 million and $700 million, before taxes.  Once fully implemented, Leading Beauty Forward is expected to yield annual net benefits of between $200 million and $300 million, before taxes, of which a portion is expected to be reinvested in future growth initiatives.

During the fiscal 2016 second quarter, as part of the Company’s ongoing initiative to upgrade and modernize its systems and processes, it transitioned its global technology infrastructure (GTI) to fundamentally change the way it delivers information technology services internally.  This initiative is expected to result in operational efficiencies and reduce the Company’s information technology service and infrastructure costs in the future.  The implementation of this initiative was substantially completed during fiscal 2016.

THE ESTÉE LAUDER COMPANIES INC.

Total charges associated with restructuring and other activities included in operating income for the three months ended December 31, 2016 and 2015 were:

(Unaudited)			Operating Expenses				Diluted Earnings
(In millions, except per share data)	Sales Returns	Cost of Sales	Restructuring Charges	Other Charges	Total	After Tax	Per Share

Three Months Ended December 31, 2016
Leading Beauty Forward	$—	$4	$21	$16	$41	$26	$.07

Three Months Ended December 31, 2015
Global Technology Infrastructure	$—	$—	$17	$2	$19	$12	$.03

Total charges associated with restructuring and other activities included in operating income for the six months ended December 31, 2016 and 2015 were:

(Unaudited)			Operating Expenses				Diluted Earnings
(In millions, except per share data)	Sales Returns	Cost of Sales	Restructuring Charges	Other Charges	Total	After Tax	Per Share

Six Months Ended December 31, 2016
Leading Beauty Forward	$2	$7	$29	$34	$72	$46	$.12

Six Months Ended December 31, 2015
Global Technology Infrastructure	$—	$—	$17	$2	$19	$12	$.03

THE ESTÉE LAUDER COMPANIES INC.

SUMMARY OF CONSOLIDATED RESULTS

(Unaudited; Dollars in millions)

	Six Months Ended December 31
	Net Sales		Percent Change		Operating Income (Loss)		Percent Change
	2016	2015	Reported Basis	Local Currency	2016	2015	Reported Basis

Results by Geographic Region
The Americas	$2,475	$2,495	(1)%	(1)%	$149	$198	(25)%
Europe, the Middle East & Africa	2,351	2,285	3	8	668	631	6
Asia/Pacific	1,249	1,179	6	5	290	273	6
Subtotal	6,075	5,959	2	4	1,107	1,102	0
Returns and charges associated with restructuring and other activities	(2)	—			(72)	(19)
Total	$6,073	$5,959	2%	4%	$1,035	$1,083	(4)%

Results by Product Category
Skin Care	$2,350	$2,341	0%	2%	$563	$499	13%
Makeup	2,472	2,413	2	4	370	450	(18)
Fragrance	939	883	6	10	141	120	18
Hair Care	273	283	(4)	(3)	26	26	0
Other	41	39	5	10	7	7	0
Subtotal	6,075	5,959	2	4	1,107	1,102	0
Returns and charges associated with restructuring and other activities	(2)	—			(72)	(19)
Total	$6,073	$5,959	2%	4%	$1,035	$1,083	(4)%

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities.  The following is a reconciliation between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings accounts before and after the charges associated with restructuring and other activities.  The Company uses these non-GAAP financial measures, among other financial measures, to evaluate its operating performance, and the measures represent the manner in which the Company conducts and views its business.  Management believes that excluding certain items that are not comparable from period to period helps investors and others compare operating performance between two periods.  While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States.  Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations.  Therefore, the Company presents certain net sales, operating results and diluted earnings per share information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States.  Constant currency information compares results between periods as if exchange rates had remained constant period-over-period.  The Company calculates constant currency information by translating current-period results using prior-year period weighted average foreign currency exchange rates.

THE ESTÉE LAUDER COMPANIES INC.

Reconciliation of Certain Consolidated Statements of Earnings Accounts Before and After Charges

(Unaudited; In millions, except per share data and percentages)

	Three Months Ended December 31, 2016					Three Months Ended December 31, 2015
	As Reported	Charges	Before Charges	Impact of foreign currency translation	Constant Currency	As Reported	Charges	Before Charges	% Change versus Prior Year Before Charges	% Change Constant Currency
Net Sales	$3,208	$—	$3,208	$80	$3,288	$3,124	$—	$3,124	3%	5%
Cost of sales	637	(4)	633			589	—	589
Gross Profit	2,571	4	2,575			2,535	—	2,535	2%
Gross Margin	80.1%		80.3%			81.2%		81.2%

Operating expenses	1,954	(37)	1,917			1,905	(19)	1,886	2%
Operating Expense Margin	60.9%		59.8%			61.0%		60.4%

Operating Income	617	41	658			630	19	649	1%
Operating Income Margin	19.2%		20.5%			20.2%		20.8%

Provision for income taxes	170	15	185			167	7	174
Net Earnings Attributable to The Estée Lauder Companies Inc.	428	26	454			447	12	459	(1)%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	1.15	.07	1.22	.06	1.28	1.19	.03	1.22	0%	5%

	Six Months Ended December 31, 2016					Six Months Ended December 31, 2015
	As Reported	Charges	Before Charges	Impact of foreign currency translation	Constant Currency	As Reported	Charges	Before Charges	% Change versus Prior Year Before Charges	% Change Constant Currency
Net Sales	$6,073	$2	$6,075	$113	$6,188	$5,959	$—	$5,959	2%	4%
Cost of sales	1,233	(7)	1,226			1,166	—	1,166
Gross Profit	4,840	9	4,849			4,793	—	4,793	1%
Gross Margin	79.7%		79.8%			80.4%		80.4%

Operating expenses	3,805	(63)	3,742			3,710	(19)	3,691	1%
Operating Expense Margin	62.7%		61.6%			62.2%		61.9%

Operating Income	1,035	72	1,107			1,083	19	1,102	0%
Operating Income Margin	17.0%		18.2%			18.2%		18.5%

Provision for income taxes	277	26	303			295	7	302
Net Earnings Attributable to The Estée Lauder Companies Inc.	722	46	768			756	12	768	0%

Diluted net earnings attributable to The Estée Lauder Companies Inc. per common share	1.94	.12	2.06	.08	2.14	2.00	.03	2.03	1%	5%

THE ESTÉE LAUDER COMPANIES INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited; In millions)

	December 31 2016	June 30 2016	December 31 2015
ASSETS
Current Assets
Cash and cash equivalents	$1,262	$914	$868
Short-term investments	413	469	546
Accounts receivable, net	1,508	1,258	1,411
Inventory and promotional merchandise, net	1,278	1,264	1,077
Prepaid expenses and other current assets	328	320	293
Total Current Assets	4,789	4,225	4,195

Property, Plant and Equipment, net	1,563	1,583	1,497
Other Assets	4,860	3,415	2,878
Total Assets	$11,212	$9,223	$8,570

LIABILITIES AND EQUITY
Current Liabilities
Current debt	$2,143	$332	$374
Accounts payable	617	717	527
Other accrued liabilities	1,698	1,632	1,573
Total Current Liabilities	4,458	2,681	2,474

Noncurrent Liabilities
Long-term debt	1,890	1,910	1,595
Other noncurrent liabilities	1,056	1,045	885
Total Noncurrent Liabilities	2,946	2,955	2,480

Total Equity	3,808	3,587	3,616
Total Liabilities and Equity	$11,212	$9,223	$8,570

SELECT CASH FLOW DATA

(Unaudited; In millions)

	Six Months Ended December 31
	2016	2015
Cash Flows from Operating Activities
Net earnings	$726	$760
Depreciation and amortization	218	202
Deferred income taxes	(55)	(32)
Other items	141	148
Changes in operating assets and liabilities:
Increase in accounts receivable, net	(243)	(277)
Decrease in inventory and promotional merchandise, net	78	102
Increase in other assets, net	(32)	(33)
Increase (decrease) in accounts payable and other	(9)	92
Net cash flows provided by operating activities	$824	$962

Capital expenditures	$208	$223
Acquisition of businesses	1,690	19
Proceeds (purchase) of investments, net	159	(402)
Payments to acquire treasury stock	363	628
Dividends paid	236	201
Increase in short-term debt, net	1,817	347

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